Exhibit 99.1

                        LOEHMANN'S HOLDINGS, INC. REPORTS

                              THIRD QUARTER RESULTS

                  --Third Quarter Net Income Per Diluted Share Totals $0.65, Exceeding First Call Consensus Estimate of $0.59 per Diluted Share

BRONX,  N.Y.--(BUSINESS   WIRE)--December  2,  2003--Loehmann's  Holdings,  Inc.
(NASDAQ: LHMS) today announced financial results for the third quarter and nine-month period ended November 1, 2003.

For the third quarter:

         o Net sales rose 6.7% to $101.0 million compared to $94.7 million in 2002;

         o Net income per diluted share totaled $0.65 compared to net income per diluted share of $0.73 in 2002 and versus the First Call consensus estimate of $0.59 per diluted share; and

         o        EBITDA totaled $11.0 million compared to $11.8 million in 2002

For the nine-month period ended November 1, 2003:

         o Net sales rose 2.8% to $270.7 million compared to $263.4 million in 2002;

         o Net income per diluted share totaled $0.93 compared to $1.67 in 2002, or $1.34 excluding the gain on the sale of the Company's Bronx facility; and

         o        EBITDA totaled $20.1 million compared to $24.9 million in 2002

         Third quarter net sales rose by 6.7% to $101.0 million, as a result of opening new stores, partially offset by the closure of certain smaller stores, since the third quarter of fiscal 2002. In addition, third quarter comparable store sales declined by 2.3%, an improving trend from the first half of the year and versus a comparable store sales gain of 12.1% in last year's third quarter.

         Gross margin for the quarter totaled $41.7 million, or 41.3% of sales, compared to gross margin of $39.0 million or, 41.2% of sales, in the third quarter of 2002.

         Selling, general and administrative ("SG&A") expenses totaled $31.2 million, or 30.9% of sales, compared to $27.5 million, or 29.0%, in last year's third quarter. The $3.7 million increase in SG&A expenses during the quarter was primarily due to $2.6 million of expenses related to new stores opened within the past twelve months and included $0.2 million of one-time pre-opening expenses. Partially offsetting this increase was $0.3 million in expense reductions due to the closure of certain smaller stores.

         Interest expense declined by $0.4 million to $0.3 million, as compared to $0.7 million in the third quarter of fiscal 2002. The decline in interest expense was primarily a result of the redemption of $20.7 million in senior notes since November 2002.

         Inventory was in line with expectations at $69.1 million compared to $59.4 million at November 2, 2002. The $9.7 million increase in inventory this year is attributed to inventory for new stores and opportunistic purchases of packaway inventory.

         "We are pleased with the progress we have made during the quarter," stated Robert N. Friedman, Chief Executive Officer. "We improved our comparable store sales trend from the first half of the year and also recorded a modest increase in gross profit margin despite the tough comparisons we faced versus the third quarter last year. In addition, our disciplined approach to new store expansion has served us well with our new stores exceeding expectations. We are also pleased with our continued ability to reduce outstanding debt. In this regard, we have redeemed $20.7 million in senior notes through internally generated cash flow since November 2002. In addition, following quarter end, we redeemed the balance of our outstanding notes and also negotiated a new $50 million line of credit. Both of which will further reduce our costs going forward."

         The Company noted that during the quarter it opened one new store in Natick, MA and at quarter end operated 47 stores. In addition, the Company has completed a 12,000 square foot expansion of its East Brunswick, NJ store. Following quarter end, the Company completed the expansion of its existing San Francisco, CA store, which added approximately 21,000 square feet to that location. The Company also noted that in November it opened its first Loehmann's shoe store in downtown San Francisco. At fiscal year end the Company expects to operate 1,190,000 square feet, adding 13% to its square footage versus year-end fiscal 2002.

         "As we look ahead, we believe we are well positioned for the holiday season and into 2004," Mr. Friedman continued. "Our new stores are performing well, which demonstrates the validity of our new store-operating model. In addition, we are pleased with the opening of our first Loehmann's shoe store in downtown San Francisco. We are confident in our ongoing ability to create value for our shareholders."

         For the nine months of fiscal 2003, net sales rose by 2.8% to $270.7 million compared to net sales of $263.4 million in the nine months of 2002. Comparable store sales declined by 4.4% compared to a comparable store gain of 10.1% in the nine months of fiscal 2002.

         Gross margin totaled $106.0 million, or 39.2% of sales, versus $103.5 million, or 39.3% of sales, in the nine months of 2002.

         SG&A expenses totaled $87.2 million, or 32.2% of sales, compared to $79.6 million, or 30.2% of sales, in the nine months of 2002. The $7.6 million increase in SG&A expenses was primarily due to $7.5 million of expenses related to the opening of new stores over the past twelve months, which included $0.7 million of one-time pre-opening expenses and an increase of $0.5 million in advertising expenses incurred at stores open for at least a year. This increase was partially offset by a $1.2 million reduction in expenses related to the closing of smaller stores. On a comparable store basis, SG&A expenses increased $1.3 million versus the prior year.

         Interest expense declined by $1.1 million to $1.1 million, as compared to the nine months of fiscal 2002. The decline in interest expense was primarily a result of the redemption of the senior notes previously mentioned.

         Interested stockholders and other persons are invited to listen to the third quarter earnings conference call scheduled for tomorrow, Wednesday, December 3, 2003 at 9:00 a.m. Eastern Time. The call will be broadcast live over the Internet at www.loehmanns.com.

         Loehmann's is a leading specialty retailer of well-known designer and brand name women's and men's fashion apparel, accessories and shoes at prices that are typically 30% to 65% below department store prices. Loehmann's operates 47 stores in major metropolitan markets located in 17 states. Loehmann's invites investors to visit the Company's web site at www.loehmanns.com.

********************************************************************************
This release contains forward-looking information within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain risks, uncertainties, and other factors which may cause actual results to differ materially from such forward-looking information. Such factors include, among other things, levels of sales and store traffic, general economic and business conditions, competition, development and operating costs, advertising and promotional efforts, brand awareness, and the existence or absence of adverse publicity. For more detail, see the Company's annual and quarterly reports filed with the Securities and Exchange Commission (a copy of which may also be obtained from the Company at (718) 409-2000). Investors and prospective investors are urged to consider the factors discussed above, and to read the Company's annual and quarterly reports filed with the Securities and Exchange Commission.
********************************************************************************

                               (Tables to Follow)

                            LOEHMANN'S HOLDINGS INC.
                           CONSOLIDATED BALANCE SHEET

                                ($ IN THOUSANDS)

                                                          NOVEMBER 1,   February 1,   November 2,
                                                             2003          2003          2002
                                                           --------      --------      --------
                                                         (UNAUDITED)    (audited)    (unaudited)
ASSETS

Cash & cash equivalents                                    $  3,237      $ 11,217      $ 21,575
Prepaid expenses and other assets                             7,408         6,628         7,304
Inventory                                                    69,091        51,506        59,409
                                                           --------      --------      --------
    Total current assets                                     79,736        69,351        88,288

Property, plant and equipment, net                           44,309        45,087        42,946
Deferred financing fees and other assets, net                 1,439         1,585         1,559
Deferred tax asset                                            2,669         2,968         2,357
Reorganization value in excess of identifiable assets        15,988        15,988        19,381
                                                           --------      --------      --------
    Total assets                                           $144,141      $134,979      $154,531
                                                           ========      ========      ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable-trade                                     $ 29,638      $ 23,603      $ 25,423
Accrued expenses                                             19,157        20,138        20,286
Income taxes payable                                             --         1,351         4,665
Current portion of long-term debt                             5,703            --        15,000
                                                           --------      --------      --------
    Total current liabilities                                54,498        45,092        65,374

11% Senior notes due 2005                                        --        11,407        11,407

Deferred tax liability                                        2,739            --            --

Other noncurrent liabilities                                  7,223         6,195         5,878

Stockholders' equity

  Common stock                                                   67            66            66
  Additional paid-in-capital                                 50,361        49,934        49,934
  Retained earnings                                          29,253        22,285        21,872
                                                           --------      --------      --------
Stockholders' Equity                                         79,681        72,285        71,872
                                                           --------      --------      --------
Total Liabilities & Stockholders' Equity                   $144,141      $134,979      $154,531
                                                           ========      ========      ========

                            LOEHMANN'S HOLDINGS INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS

                                   (UNAUDITED)

                                ($ IN THOUSANDS)

                                                      QUARTER ENDED           NINE MONTHS ENDED
                                                  ---------------------     ---------------------
                                                 NOVEMBER 1,  November 2,  NOVEMBER 1,  November 2,
                                                    2003         2002         2003         2002
                                                  --------     --------     --------     --------
Sales                                             $101,041     $ 94,731     $270,748     $263,412
Cost of Sales                                       59,315       55,696      164,732      159,923
                                                  --------     --------     --------     --------
Gross margin                                        41,726       39,035      106,016      103,489
Revenue from leased departments                        439          303        1,191          930
                                                  --------     --------     --------     --------
Operating profit                                    42,165       39,338      107,207      104,419
Selling, general and administrative expenses        31,160       27,543       87,151       79,564
                                                  --------     --------     --------     --------
EBITDA                                              11,005       11,795       20,056       24,855
Depreciation and amortization                        2,491        2,203        7,275        6,513
Extraordinary item - gain on sale of building           --           --           --        3,925
                                                  --------     --------     --------     --------
Operating income                                     8,514        9,592       12,781       22,267
Interest expense, net                                  296          743        1,073        2,206
                                                  --------     --------     --------     --------
Income before taxes                                  8,218        8,849       11,708       20,061
Provision for income taxes                           3,309        3,458        4,740        7,877
                                                  --------     --------     --------     --------
Net income                                        $  4,909     $  5,391     $  6,968     $ 12,184
                                                  ========     ========     ========     ========

EARNINGS PER SHARE:
BASIC

   Income before gain on sale of building         $   0.73     $   0.81     $   1.04     $   1.47
   Gain on sale of building                             --           --           --         0.36
                                                  --------     --------     --------     --------
   Income after gain on sale of building          $   0.73     $   0.81     $   1.04     $   1.83
                                                  ========     ========     ========     ========
   Weighted Average Shares Outstanding               6,729        6,659        6,687        6,659
                                                  ========     ========     ========     ========

DILUTED

   Income before gain on sale of building         $   0.65     $   0.73     $   0.93     $   1.34
   Gain on sale of building                             --           --           --         0.33
                                                  --------     --------     --------     --------
   Income after gain on sale of building          $   0.65     $   0.73     $   0.93     $   1.67
                                                  ========     ========     ========     ========
   Weighted Average Shares Outstanding               7,573        7,424        7,497        7,278
                                                  ========     ========     ========     ========

(1) EBITDA (earnings before interest, taxes, depreciation and amortization) is not a Generally Accepted Accounting Principles (GAAP) measurement, but is being included, as we believe it is a commonly used measure of operating performance in the retail industry. EBITDA is provided to enhance an investor's understanding of our operating results. It should not be construed as an alternative to operating income as an indicator of operating performance or as an alternative to cash flows from operating activities as a measure of liquidity as determined in accordance with GAAP. All companies do not calculate EBITDA in the same manner. As a result, EBITDA as reported may not be comparable to EBITDA as reported by other companies.

Reconciliation of SG&A expenses to comparable store SG&A expenses:

                                     QUARTER ENDED          NINE MONTHS ENDED
                                   -------------------     -------------------
                                  NOVEMBER 1, November 2, NOVEMBER 1, November 2,
                                    2003         2002       2003         2002
                                   -------     -------     -------     -------
Total SG&A expenses                $31,160     $27,543     $87,151     $79,564
New stores SG&A expenses             3,250         620       8,125         620
Closed stores SG&A expenses             --         318          --       1,202
                                   -------     -------     -------     -------
Comparable store SG&A expenses     $27,910     $26,605     $79,026     $77,742
                                   =======     =======     =======     =======